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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF DIMAC HOLDINGS, INC.

DIMAC Corporation
DIMAC Marketing Corporation
DIMAC DIRECT, Inc.
Palm Coast Data Inc.
The McClure Group Inc.
Wilcox & Associates Inc.
MBS/Multimode Inc.
AmeriComm Holdings, Inc.
AmeriComm Direct Marketing, Inc.